Exhibit 99.1

TO:	ALL CURRENT RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF TRIQUINT SEMICONDUCTOR, INC. (“TRIQUINT” OR THE “COMPANY”)

PLEASE TAKE NOTICE that the above-captioned shareholder derivative litigation (the “Action”), is being settled on the terms set forth in a Stipulation of Settlement dated August 12, 2009 (the “Stipulation”).1 The terms of the settlement set forth in the Stipulation (the “Settlement”) include the adoption and/or implementation of a variety of corporate governance measures, including measures that relate to and address many of the underlying issues in the Action, including, but not limited to, director independence, officer and director compensation, board and committee membership and board election procedures, and stock option granting procedures, and TriQuint’s payment of Plaintiffs’ Counsel’s attorneys’ fees and expenses in the amount of $2,950,000.

IF YOU ARE A CURRENT OWNER OF TRIQUINT COMMON STOCK, YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

On November 6, 2009, at 11:00 a.m., a hearing (the “Settlement Hearing”) will be held before the United States District Court for the District of Oregon, Mark O. Hatfield United States Courthouse, 1000 S.W. Third Avenue, Portland, Oregon 97204, to determine: (l) whether the terms of the Settlement should be approved as fair, reasonable and adequate; and (2) whether the Action should be dismissed on the merits and with prejudice.

Any shareholder of TriQuint that objects to the Settlement of the Action shall have a right to appear and to be heard at the Settlement Hearing, provided that he or she was a shareholder of record or beneficial owner as of August 12, 2009. Any shareholder of TriQuint who satisfies this requirement may enter an appearance through counsel of such shareholder’s own choosing and at such member’s own expense or may appear on their own. However, no shareholder of TriQuint shall be heard at the Settlement Hearing unless no later than 14 days prior to the date of the Settlement Hearing, such shareholder has filed with the Court and delivered to Plaintiffs’ Counsel and Defendants’ counsel, a written notice of objection, their ground for opposing the Settlement, and proof of both their status as a shareholder and the dates of stock ownership in TriQuint. Only shareholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

If you wish to object to the Settlement, you must file a written objection setting forth the grounds for such an objection with the Clerk of the Court at the address listed above and serve on the following parties on or before October 23, 2009:

Counsel for Plaintiffs	Counsel for Defendants

Jeffrey D. Light	Douglas J. Clark
COUGHLIN STOIA GELLER	WILSON SONSINI GOODRICH &
RUDMAN & ROBBINS LLP	ROSATI, P.C.
655 West Broadway, Suite 1900	650 Page Mill Road
San Diego, CA 92101-3301	Palo Alto, CA 94304-1050

Inquiries may be made to Plaintiffs’ Counsel: Rick Nelson, c/o Shareholder Relations, Coughlin Stoia Geller Rudman & Robbins LLP, 655 West Broadway, Suite 1900, San Diego, CA 92101; telephone 619-231-1058.

DATED: 18 Sep. 2009	BY ORDER OF THE COURT
UNITED STATES DISTRICT COURT
DISTRICT OF OREGON

[1]

This Notice should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court and is posted on the Company’s website at www.triquint.com. All capitalized terms used herein have the same meanings as set forth in the Stipulation.